Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Randy Zane	Mark Moyer
	VP, Corporate Communications	Chief Financial Officer
	Ziff Davis Holdings Inc.	Ziff Davis Holdings Inc.
	(212) 503-3535	(212) 503-3225
	randy_zane@ziffdavis.com	mark_moyer@ziffdavis.com
Ziff Davis Reports Second Quarter Results
EBITDA Increases 84% to $5.7 Million
NEW YORK, July 31, 2006 – Ziff Davis Holdings Inc., the ultimate parent company of Ziff Davis Media Inc., today reported operating results for its second quarter ended June 30, 2006.
The Company’s consolidated EBITDA(1) increased 84% to $5.7 million for the second quarter 2006, compared to $3.1 million for the prior year period. This increase in EBITDA was primarily due to the growth in the Company’s online businesses as well as cost reductions in its print businesses.
Consolidated revenues for the second quarter 2006 totaled $45.2 million. Excluding the effect of closed publications (Sync and ExtremeTech), revenue increased 5% or $2.1 million compared to $43.1 million reported in the prior year’s quarter ended June 30, 2005. Including closed publications, the Company’s consolidated revenue was virtually flat (down 0.2%) when compared to year ago. The Company’s online revenues for the period increased by 49%, while print revenues, excluding the closed publications, decreased by 6% compared to a year ago. Including the closed publications which totaled $2.2 million in the prior year quarter, print revenue declined 12% during the same time period.
Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2006 and 2005; Condensed Consolidated Balance Sheets at June 30, 2006 and December 31, 2005 and Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and 2005 are set forth at the end of this release.

Engages Advisors to Explore Strategic Alternatives
Ziff Davis today also announced that in response to recent interest in the Company’s assets, the Company has retained Evercore Partners and Lehman Brothers as its financial advisors to assist it in exploring strategic alternatives to maximize investor value, including the possible sale of some or all of the Company’s groups.
The Company advised that there can be no assurances that this process will result in any specific transactions. The Company does not intend to disclose developments regarding its exploration of strategic alternatives unless and until its Board of Directors approve a definitive transaction.
“Ziff Davis’ second quarter results were strong,” said Robert F. Callahan, Chairman & CEO, Ziff Davis Holdings. “Aggressive product innovation and investments, particularly in our digital assets, are yielding solid returns. Our print brands remain steadfast as core contributors and continue to spawn new and creative line extensions that are scoring well for our customers. Separately, as a result of heightened interest in our heritage and emerging businesses, we’ve hired Evercore Partners and Lehman Brothers as strategic advisors to assist the Ziff Davis Board of Directors in exploring strategic alternatives. This action may include alliances, mergers and the sale or joint venture of all or parts of the Company. During this process our laser focus in driving demand and results for our customers will remain job number one.”
Financial Summary for the Second Quarter Ended June 30, 2006 and 2005

	Consumer/Small
	Business Group(2)		Enterprise Group(2)		Game Group(2)		Total Company
$ millions	2006	2005	2006	2005	2006	2005	2006	2005
Revenue	$14.4	$16.6	$22.1	$19.7	$8.7	$9.0	$45.2	$45.3
EBITDA (1)	3.4	2.4	3.8	1.9	(1.5)	(1.2)	5.7	3.1

Consumer/Small Business Group
Revenue for the Consumer/Small Business Group for the second quarter 2006 was $14.4 million. Excluding the effect of closed publications (Sync and ExtremeTech), revenue was flat compared to year ago. Including Sync and ExtremeTech magazines, revenue was down $2.2 million compared to the same period last year. Lower print advertising revenue at PC Magazine was offset by a 37% growth in the Group’s online revenues.
Production costs of $3.1 million were down $0.9 million or 23% from year ago, principally due to the elimination of production costs associated with the closure of Sync and ExtremeTech magazines. A decrease in PC Magazine’s production costs was mostly offset by an increase in website hosting fees to support the Group’s online revenue growth.
Selling, general and administrative expenses of $7.9 million were down $2.3 million or 23% compared to the $10.2 million reported for the period a year ago. Approximately $1.6 million of this decrease was attributable to the closure of Sync and ExtremeTech magazines. Costs at PC Magazine were reduced by over 22%, but were partially offset by higher costs in the Group’s online business due in part to additional costs in content and technology to support its growth.
EBITDA for the Group was up 42% or $1.0 million to $3.4 million, from a year ago primarily due to the growth in the Group’s online business as well as PC Magazine cost reductions. The elimination of the losses associated with Sync and ExtremeTech magazines accounted for $0.3 million of the improvement.
Enterprise Group
Revenue for the Enterprise Group for the second quarter of 2006 was up 12% or $2.4 million to $22.1 million compared to the second quarter of 2005. The increase was due to growth in the Group’s online businesses, which grew over 46%, and custom and contract publishing, which almost doubled versus a year ago. This increase was partially offset by lower print advertising and the reduced number of custom events compared to the same period last year.
Production costs of $4.1 million were up 21% or $0.7 million for the quarter, reflecting growth in the Group’s contract and custom publishing business during the second quarter of 2006 as compared to a year ago.

Selling, general and administrative expenses of $14.2 million were down 1% or $0.2 million from last year. Lower event execution costs, attributable to fewer custom events, were mostly offset by higher content development costs for the Group’s online and contract publishing businesses.
EBITDA for the Group was $3.8 million, double last year’s $1.9 million. This improvement in EBITDA was attributable to the growth in the Group’s online business and contract publishing, which was partially offset by the reduced number of custom events versus a year ago.
Game Group
Revenue for the Game Group for the second quarter of 2006 was $8.7 million, down 3% or $0.3 million compared to the same period last year. This decrease was primarily due to lower print advertising for the Group’s three print magazines and fewer special issues. This decline in revenue was partially offset by over a four-fold increase in the Group’s online revenues.
Production costs of $4.9 million were down 8% or $0.4 million for the quarter, due to lower print advertising pages in the second quarter of 2006. This decrease was partially offset by an increase in website hosting fees to support the growth of the Group’s online business during the second quarter of 2006.
Selling, general and administrative expenses of $5.3 million were up 8% or $0.4 million from last year due to higher development costs in the Group’s online business. The higher costs were only partially offset by lower costs within the print business.
The resulting EBITDA loss for the Group of ($1.5) million was higher than the 2005 period’s EBITDA loss of ($1.2) million due primarily to development costs within the online business.
Cash Position
At June 30, 2006 the Company had $16.2 million of cash and cash equivalents. Since the end of the first quarter of 2006, the Company’s cash and cash equivalents declined $9.3 million. During the quarter, the Company paid $5.5 million of scheduled interest payments and spent $2.4 million of capital expenditures and $2.2 million in restructuring costs. The balance of the use of cash was due to a seasonal build in working capital.

Second Quarter Highlights and Milestones
Consumer/Small Business Group
•	Internet
o	Increased the Consumer/Small Business Group total traffic(3) by 9% in the 2006 second quarter compared to a year ago
•	Print
o	PC Magazine continued to rank as the number one personal computing magazine in the U.S with a market share of 57.8% (4)

o	PC Magazine is #1 in reaching more American business technology buyers than any other computer or business magazine (5)
Enterprise Group
•	Internet
o	Increased the Group’s total online traffic(3) in the second quarter by 10% compared to a year ago

o	Web Buyers Guide launched its new white paper-based Lead Generation Showcase program

o	The Security Solutions Virtual Tradeshow won the FAME gold award from Folio Magazine as the Best Online Event for 2005
•	Events
o	More than doubled the number of sponsor companies and increased the number of attendees by over 30% at the 2nd annual invitation-only CIO Summit
•	Print
o	As a Group, ad page market share(4) increased to 25.1% from 20.8% a year ago

o	eWEEK increased its market share to 25.8% from 23.1% a year ago

o	Baseline’s market share rose to 25.5% from 19.5% a year ago

o	CIO Insight magazine’s market share increased to 40.7% from 34.5% a year ago

o	Launched the eWEEK Strategic Partner, an online and channel print supplement
Game Group
•	Internet
o	The 1UP Network increased its total traffic(3) by over four-fold versus a year ago

o	Ziff Davis and ESPN announced the launch of a new sports Video Game Channel on ESPN.com

o	Introduced GameVideos.com, a new site for all video related to videogame culture
•	Print
o	In the second quarter, the Game Group had a market share of 34.5% (4)
Business Outlook
The Company is projecting that consolidated EBITDA for the third quarter of 2006 will be in the range of $5.5 million to $6.5 million, compared to $1.5 million of consolidated EBITDA reported in the third quarter of 2005.

The Company advises that its projections are subject to risks and uncertainties (see the “Forward-Looking Statements” heading below) which could therefore individually or collectively cause actual results to differ materially from those projected above.
Investor Conference Call
The Company’s second quarter 2006 earnings conference call is scheduled for 12:00 p.m. eastern time on July 31, 2006. Individuals wishing to participate can join the conference call by dialing 888-381-5770 for domestic calls and 210-234-0008 for international calls and giving the operator the following information: Company — Ziff Davis Media; Passcode — HOLDINGS.
For those who are unable to participate in the live call, the conference call will be recorded and available by telephone from 2:00 p.m. eastern time on July 31, 2006 to 5:00 p.m. eastern time on August 7, 2006. Persons interested in listening to the recorded call should dial 800-297-0768 for domestic calls and 402-220-3822 for international calls.
Any material financial or statistical information discussed on the conference call that is not otherwise included in this press release will be made available on the Company’s website, www.ziffdavis.com, under the heading Investor Relations.
About Ziff Davis Holdings Inc.
Ziff Davis Holdings Inc. is the ultimate parent company of Ziff Davis Media Inc. Ziff Davis Media Inc. (www.ziffdavis.com) is a leading integrated media company serving the technology and videogame markets. Ziff Davis reaches over 28 million people a month through its portfolio of 32 websites, 7 award-winning magazines, and hundreds of consumer and b-to-b events, as well as business IT tools, custom publishing, and direct marketing services. The company is headquartered in New York and also has offices and labs in San Francisco and Boston. The Company also exports its brands internationally in 40 countries and 20 languages.
Forward-Looking Statements
Except for historical information contained herein, the statements made in this release including anticipated future revenues and operating results, cash balances and cost savings, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Such risks and uncertainties include the potential deterioration of the economic climate in general or with respect to the markets in which we operate, risks associated with new business investments, acquisitions, competition and seasonality and the other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available from the Company or at http://www.sec.gov), which discussions are incorporated in this release by reference. These forward-looking statements speak only as of the date of this release. After the issuance of this release, the Company might come to believe that certain forward-looking statements contained in this release are no longer accurate. The Company shall not have any obligation to release publicly any corrections or revisions to any forward-looking statements contained in this release.

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	For the Three Months Ended
	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)
Revenue, net	$45,211	$45,347
Operating expenses:
Cost of production	12,097	12,711
Selling, general and administrative expenses	27,370	29,511
Non-cash employee stock compensation expense	3	6
Depreciation and amortization of property and equipment	1,921	1,361
Amortization of intangible assets	4,422	3,955
Restructuring expense	1,186	—
Loss in equity investment	70	—

Total operating expenses	47,069	47,544

Loss from operations	(1,858)	(2,197)

Interest expense, net (6)	(31,103)	(27,255)

Loss before income taxes	(32,961)	(29,452)

Income tax provision	29	56

Net loss	$(32,990)	$(29,508)

EBITDA (1)	$5,744	$3,125

	For the Six Months Ended
	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)
Revenue, net	$85,489	$88,028
Operating expenses:
Cost of production	23,817	24,492
Selling, general and administrative expenses	53,187	56,088
Non-cash employee stock compensation expense	1	6
Depreciation and amortization of property and equipment	3,661	2,641
Amortization of intangible assets	8,845	7,910
Restructuring expense	1,186	—
Loss in equity investment	314	—

Total operating expenses	91,011	91,137

Loss from operations	(5,522)	(3,109)

Interest expense, net (6)	(60,889)	(52,597)

Loss before income taxes	(66,411)	(55,706)

Income tax provision	55	124

Net loss	$(66,466)	$(55,830)

EBITDA (1)	$8,485	$7,448

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

		December 31,
	June 30, 2006	2005
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$16,154	$34,174
Accounts receivable, net	25,745	32,496
Other current assets, net	6,267	6,069

Total current assets	48,166	72,739

Property and equipment, net	16,392	16,322
Intangible assets, net	227,420	236,208
Other non-current assets, net	19,931	21,526

Total assets	$311,909	$346,795

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$10,727	$21,787
Accrued expenses and other current liabilities	29,419	34,211
Unexpired subscriptions and deferred revenue, net	19,221	18,177

Total current liabilities	59,367	74,175

Long-term debt	367,270	357,458
Accrued interest — troubled debt restructuring	51,477	60,278
Accrued expenses — long-term	10,653	12,058
Redeemable preferred stock	946,028	899,533
Other non-current liabilities	10,192	9,905

Total liabilities	1,444,987	1,413,407

Stockholders’ deficit:
Common stock	17,329	17,329
Additional paid-in capital	8,468	8,468
Accumulated deficit	(1,158,875)	(1,092,409)

Total stockholders’ deficit	(1,133,078)	(1,066,612)

Total liabilities and stockholders’ deficit	$311,909	$346,795

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Six Months Ended
	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	($66,466)	($55,830)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued dividends on mandatorily redeemable preferred stock	46,495	40,764
Depreciation and amortization	12,506	10,551
Loss in equity investment	314
Provision for doubtful accounts	332	525
Non-cash rent expense	82	83
Non cash interest expense, net	1,010	884
Amortization of debt issuance costs	1,592	1,728
Non-cash employee compensation	1	6
Changes in operating assets and liabilities:
Accounts receivable	6,419	8,089
Other current assets and other, net	(233)	(613)
Accounts payable and accrued expenses	(17,328)	(14,468)
Unexpired subscriptions and deferred revenue, net	1,044	(1,515)

Net cash used in operating activities	(14,232)	(9,796)

Cash flows from investing activities:
Capital expenditures	(3,731)	(2,412)
Acquisitions	(57)	(77)

Net cash used in investing activities	(3,788)	(2,489)

Cash flows from financing activities:
Proceeds from issuance of senior secured notes	—	205,000
Repayment of borrowings under senior credit facilities	—	(174,141)
Debt issuance costs	—	(5,641)

Net cash provided (used) by financing activities	—	25,218

Net increase (decrease) in cash and cash equivalents	(18,020)	12,933
Cash and cash equivalents at beginning of period	34,174	32,592

Cash and cash equivalents at end of period	$16,154	$45,525

ZIFF DAVIS HOLDINGS INC.
EBITDA Reconciliations
(in thousands)

	For the Three Months Ended
	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)
EBITDA (1)	$5,744	$3,125
Adjustments to reconcile to loss from operations:
Depreciation and amortization of property and equipment	1,921	1,361
Amortization of intangible assets	4,422	3,955
Restructuring expense	1,186	—
Non-cash employee stock compensation expense	3	6
Loss in equity investment	70	—

Loss from operations	$(1,858)	$(2,197)

	For the Six Months Ended
	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)
EBITDA (1)	$8,485	$7,448
Adjustments to reconcile to loss from operations:
Depreciation and amortization of property and equipment	3,661	2,641
Amortization of intangible assets	8,845	7,910
Restructuring expense	1,186	—
Non-cash employee stock compensation expense	1	6
Loss in equity investment	314	—

Loss from operations	$(5,522)	$(3,109)

Ziff Davis Holdings Inc.
Endnotes:
(1) EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and non-recurring and certain non-cash charges. Non-recurring and non-cash charges include the write-down of intangible assets, restructuring charges (cash and non-cash), gains and losses on the sale of non-core assets, gains and losses from equity investments and non-cash compensation charges. These items are not included in EBITDA as management considers the charges to be items that are not indicative of the performance of its underlying business. EBITDA is also presented because it is commonly used by certain investors and analysts to evaluate a company’s ability to service debt. However, our method of computation may not be comparable to similarly titled measures reported by other companies. In addition, EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for Net income/(loss), Income/(loss) from operations, Cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The most directly comparable financial measure under GAAP to EBITDA is Income/(loss) from operations. Reconciliations between EBITDA and Income/(loss) from operations are included in tables provided in this release.
(2) Group Segments:
Consumer/Small Business Group (formerly known as the Consumer Tech Group) is comprised of one magazine PC Magazine; the Company’s consumer electronics event, DigitalLife; and a number of consumer-focused websites including PCMag.com.
Enterprise Group is comprised of several businesses in the magazine, Internet, event, research and marketing tools areas. The three magazines in this segment are eWEEK, Baseline and CIO Insight. The Internet properties in this segment are primarily affiliated with the Enterprise Group’s brands, including eWEEK.com, CIOInsight.com and BaselineMag.com, but also include 42 weekly eNewsletters; the eSeminars™ business, which produces sponsored interactive webcasts; the Ziff Davis Web Buyers Guide ™, the Company’s comprehensive, searchable online directory of technology brands and services. This segment also includes the Company’s Custom Solutions Group (CSG), which creates and manages several hundred sponsored events per year; Business Information Services (BIS), a marketing research and tools unit; and Contract Publishing, which produces custom magazines, white papers, case studies and other sales and marketing collateral for customers.
Game Group is comprised of three magazines — Electronic Gaming Monthly, Computer Gaming World and Official U.S. PlayStation Magazine; and the Company’s online destinations for gaming enthusiasts, the 1UPNetwork.
(3) Total traffic reflects page views. The source is the Company’s own data.
(4) Unless otherwise noted, all ad page market share data is sourced from IMS/ The Auditor (Toronto, Canada). IMS independently hand-counts and tabulates ads by magazine and advertising category. Ziff Davis Holdings Inc. includes only what it believes to be its direct competitors by business segment in its ad page market share calculations. For PC Magazine’s market share, it is share of its competitive set.
(5) Intelliquest CIMS 2006 Business Technology Influencer Study.
(6) Interest expense reflects the accrual of dividends on preferred stock, pursuant to Statement of Financial Accounting Standards 150, adopted by the Company effective January 1, 2004.